================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             COMPTEK RESEARCH, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             COMPTEK RESEARCH, INC.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                      LOGO

                                                                   June 26, 1997

Dear Fellow Shareowner:

     The Annual Meeting of Comptek Research, Inc., to be held July 25, 1997, at Comptek Research, Inc., 2732 Transit Road, Buffalo, New York, will present an opportunity for you to meet Comptek's management team and to become more acquainted with the business activities of your company. Your attendance will, as well, give us an opportunity to meet with you, and to hear your views and concerns. We hope that you will be able to attend.

     The Annual Meeting will begin promptly at 10:30 a.m. So that we can make appropriate arrangements, please let us know that you are coming by checking the appropriate box at the top of your proxy vote card, or calling 716-677-4070, Ext. 517.

     I look forward to seeing you.

                                            Sincerely,

                                            /s/ John J. Sciuto
                                            John J. Sciuto
                                            Chairman, President, and
                                            Chief Executive Officer

                                      LOGO

                                     NOTICE
                                       OF
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 25, 1997

To the Shareholders:

     PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of Comptek Research, Inc. (the "Company") will be held at the offices of the Company, 2732 Transit Road, Buffalo, New York, on Friday, July 25, 1997, at 10:30 a.m., local time, for the following purposes:

     1. To elect three Class I directors for a term of two years and until their successors shall have been elected and qualified.

     2. To ratify the selection by the Board of Directors of KPMG Peat Marwick as the Company's independent auditors for the current fiscal year.

     3. To transact such other business as may properly come before the meeting.

     The close of business on June 6, 1997, has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting.

                                            By order of the Board of Directors,

                                            /s/ Christopher A. Head
                                            CHRISTOPHER A. HEAD, Secretary

June 26, 1997

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

                                      LOGO

                               2732 TRANSIT ROAD
                            BUFFALO, NEW YORK 14224
                                 (716) 677-4070

                        -------------------------------

                                PROXY STATEMENT

                        -------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                 JULY 25, 1997

                        -------------------------------

                                    GENERAL

     This Proxy Statement and accompanying form of proxy have been mailed on or about June 26, 1997, to the shareholders of record on June 6, 1997, of COMPTEK RESEARCH, INC., a New York corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Friday, July 25, 1997 (the "Annual Meeting"), and at any adjournment or adjournments thereof.

     Shares represented by an effective proxy in the accompanying form, unless contrary instructions are specified in the proxy, will be voted FOR each of the proposals set forth in the accompanying Notice of Annual Meeting of Shareholders. Any proxy may be revoked at any time before it is voted. A shareholder may revoke his proxy by executing another proxy at a later date, by notifying the Secretary of the Company in writing of his revocation, or by attending and voting at the Annual Meeting. Revocation is effective only upon receipt of notice by the Secretary.

     The Company will bear the cost of soliciting proxies by the Board of Directors. The Board of Directors may use the services of the Company's executive officers and certain directors to solicit proxies from shareholders in person and by mail, telegram and telephone, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing. In addition, the Company will request brokers, nominees and others to forward proxy materials to their principals and to obtain authority to execute proxies. The Company will reimburse such brokers, nominees and others for their reasonable out-of-pocket and clerical expenses incurred by them in so doing.

     The securities entitled to vote at the Annual Meeting are shares of common stock, par value $.02 per share, of the Company. Each share is entitled to one vote. The close of business on June 6, 1997, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. At that date, 5,258,106 shares of common stock were outstanding.

     With respect to the election of each director, a shareholder may either vote "for" a nominee named herein, or "withhold authority" to vote for such nominee. The affirmative vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of a nominee. Broker non-votes will be counted as being present or represented at the meeting, but will not have an effect on the outcome of the vote for the election of directors. Accordingly, withholding an affirmative vote from a particular nominee will not prevent that person from being elected to the Board of Directors.

                             PRINCIPAL SHAREHOLDERS

CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of June 6, 1997, with respect to the beneficial ownership of the Company's common stock by all persons or groups (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to be the beneficial owners of more than 5% of its outstanding common stock (the only class of stock outstanding).

                                                                 AMOUNT AND
                                                                 NATURE OF
                                                                 BENEFICIAL
              NAME AND ADDRESS OF BENEFICIAL OWNER              OWNERSHIP(1)      PERCENT
    ---------------------------------------------------------   ------------      -------
    James D. Morgan..........................................      324,030(2)       6.15%
      2732 Transit Road
      Buffalo, NY 14224
    Nichan Tchorbajian.......................................      305,718          5.81%
      96-10 23rd Avenue
      East Elmhurst, NY 11369

---------------

(1) The beneficial ownership information presented is based upon information furnished by each person or contained in filings with the Securities and Exchange Commission. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or to direct the disposition) with respect to a security whether through any contract, arrangement, understanding, relationship or otherwise. Except as otherwise indicated, the named person has sole voting and investment power with respect to the common shares set forth opposite his name. Percentages have been calculated on the basis of 5,258,106 shares outstanding, plus, as appropriate, shares subject to options and deemed outstanding pursuant to Rule 13d-3(d)(1).

(2) Amount indicated includes 1,500 shares held in the names of Mr. Morgan's children and options to purchase 2,300 shares which are exercisable within 60 days of June 6, 1997. Mr. Morgan disclaims any beneficial ownership of shares held by his children.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of common shares of the Company as of June 6, 1997, by each director and nominee, each executive officer who is named in the Summary Compensation Table, and by all directors and executive officers as a group:

                                                                AMOUNT AND
                                                                NATURE OF
                                                                BENEFICIAL
                   NAME OF BENEFICIAL OWNER                    OWNERSHIP(1)       PERCENT
    -------------------------------------------------------   --------------      -------
    Joseph A. Alutto.......................................         17,900(2)          *
    John R. Cummings.......................................        234,000(3)       4.44%
    G. Wayne Hawk..........................................        210,138(4)       3.98%
    Christopher A. Head....................................         59,400(5)       1.11%
    Patrick J. Martin......................................         13,000(2)          *
    James D. Morgan........................................        324,030(6)       6.15%
    John J. Sciuto.........................................        100,463(7)       1.89%
    Henry P. Semmelhack....................................        241,072(8)       4.57%
    All executive officers and directors as a group (9
      persons).............................................      1,200,003(9)      22.17%

---------------

* less than 1%

(1) The beneficial ownership information presented is based upon information furnished by each person or contained in filings with the Securities and Exchange Commission. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or to direct the disposition) with respect to a security whether through any contract, arrangement, understanding, relationship or otherwise. Except as otherwise indicated, the named person has sole voting and investment power with respect to the common shares set forth opposite his name. Percentages have been calculated on the basis of 5,258,106 shares outstanding, plus, as appropriate, shares subject to options and deemed outstanding pursuant to Rule 13d-3(d)(1).

(2) Amount indicated includes options to purchase 13,000 shares which are exercisable within 60 days of June 6, 1997.

(3) Amount indicated includes 40,000 shares held by Dr. Cummings's wife, Barbara Cummings. Also included are options to purchase 11,000 shares which are exercisable within 60 days of June 6, 1997.

(4) Amount indicated includes options to purchase 13,000 shares which are exercisable within 60 days of June 6, 1997. Also included are 500 shares owned by Mr. Hawk's wife, Charline Hawk. Mr. Hawk disclaims any beneficial ownership of the shares held by his wife.

(5) Amount indicated includes options to purchase 48,263 shares which are exercisable within 60 days of June 6, 1997.

(6) Amount indicated includes 1,500 shares held in the names of Mr. Morgan's children and options to purchase 2,300 shares which are exercisable within 60 days of June 6, 1997. Mr. Morgan disclaims any beneficial ownership of shares held by his children.

(7) Amount indicated includes options to purchase 49,619 shares which are exercisable within 60 days of June 6, 1997.

(8) Amount indicated includes options to purchase 13,000 shares which are exercisable within 60 days of June 6, 1997. Also included are 6,686 shares held in trust by Mr. Semmelhack's wife, Tricia T. Semmelhack, for the benefit of their daughter Elizabeth, and 4,600 shares held in a trust by Tricia T. Semmelhack for the benefit of their son, Erik Henry Semmelhack. Mr. Semmelhack disclaims any beneficial ownership of such shares held by Mrs. Semmelhack as trustee.

(9) Amount indicated includes options to purchase 153,802 shares which are exercisable within 60 days of June 6, 1997.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

TERM OF OFFICE

     The Company's current Board is divided into two classes serving staggered two-year terms. Three directorships are designated Class I and four directorships are designated Class II. Nominees for Class I directors are for a two-year term expiring at the 1999 Annual Meeting.

NOMINEES FOR DIRECTOR

     Each nominee has consented to be named as a nominee and to serve if elected. No circumstances are presently known which would render any of the nominees named herein unavailable for election. In the event, however, that a nominee becomes unavailable for election, it is expected that the proxies will be voted for a substitute nominee recommended by the Board of Directors, unless the Board reduces the number of directors to be elected.

     The Class I nominees (Messrs. Morgan, Sciuto, and Semmelhack) are currently serving as directors of the Company. Each of the nominees was previously elected by the shareholders.

     The principal occupation for the last five years of each nominee for election as director and each of the continuing directors is listed below. Unless otherwise indicated, the information with respect to the nominees and continuing directors is as of June 1, 1997. None of the nominees nor any continuing director is related to an executive officer or to any other director.

                   NOMINEE FOR ELECTION AS CLASS I DIRECTORS

                             TERM EXPIRING IN 1999

John J. Sciuto                Mr. Sciuto was appointed President and Chief Executive Officer
  Age 54                      of Comptek Research, Inc. on April 1, 1996. Effective April 1,
  Director since 1996         1997 he was elected to the additional position of Chairman of the Board. Mr. Sciuto has been President and Chief Executive
                              Officer of Comptek Federal Systems, Inc., the Company's
                              principal operating subsidiary, since its incorporation in
                              1992. Prior to that, Mr. Sciuto was President of the Federal
                              Systems Division of Comptek Research, Inc.

James D. Morgan               Mr. Morgan is Vice President and Chief Scientist and also a
  Age 60                      founder of the Company. He was a Vice President for Barrister
  Director since 1968         Information Systems Corporation from April 1982 to April 1990 and is currently serving on Barrister's Board of Directors.

Henry P. Semmelhack           Mr. Semmelhack has been President, Chief Executive Officer and
  Age 60                      Chairman of the Board of Barrister Information Systems
  Director since 1968         Corporation (law office automation products and services) since
                              1982. A founder of the Company, he served as its Chief
                              Executive Officer until May 1983. Mr. Semmelhack is a director of Merchants Group, Inc. (insurance company).

                         CONTINUING CLASS II DIRECTORS

                             TERM EXPIRING IN 1998

Joseph A. Alutto              Dr. Alutto was appointed Dean of the Fisher College of Business
  Age 55                      at The Ohio State University in March 1991. Dr. Alutto served
  Director since 1987         as Dean of the School of Management at the State University of
                              New York at Buffalo from 1977 to 1990. He also serves on the
                              Board of Directors of United Retail Group, Inc. (specialty retailer of women's apparel).

John R. Cummings              Dr. Cummings is retired. He was Chairman of the Board from
  Age 64                      September 1990 until March 31, 1997. He served as President and
  Director since 1968         CEO from October 1991 until March 31, 1996. He previously was a
                              Vice President and Chief Scientist of the Company since its formation, and is a founder of the Company.

G. Wayne Hawk                 Mr. Hawk is retired. He was Chairman and Chief Executive
  Age 69                      Officer of Acme Electric Corporation from August 1992 until his
  Director since 1977         retirement in October 1993. He was President and Chief
                              Executive Officer from August 1991 to August 1992. Prior
                              thereto, he served as President and Chief Operating Officer since April 1991, and President and Chief Executive Officer from January 1987 to April 1991. Mr. Hawk continues to serve as a director of Acme Electric Corporation (electrical power
                              conversion equipment).

Patrick J. Martin             Dr. Martin has been President, Americas Customer Operations for
  Age 56                      Xerox Corporation since 1996. Dr. Martin was President of the
  Director since 1993         Office Products Division of Xerox Corporation from 1993 to
                              1996. From 1991 to 1993, Dr. Martin was President and General
                              Manager of Xerox Corporation's Americas Customer Operations. In
                              1992, Dr. Martin was elected to the additional post of
                              Corporate Vice President. Dr. Martin is a director of Central
                              Vermont Public Service Corporation (electric utility).

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of five meetings (including both regular and special meetings) during the fiscal year ended March 31, 1997. During fiscal year 1997, the Company had two committees: the Finance and Audit Committee and the Compensation Committee.

     The Finance and Audit Committee currently consists of directors Alutto, Hawk, and Semmelhack. The Finance and Audit Committee met twice during the fiscal year ended March 31, 1997. The Finance and Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent certified public accountants, and reviewing with such accountants the plan for and results of their auditing engagement.

     The Compensation Committee currently consists of directors Alutto, Martin, and Semmelhack. The Compensation Committee met two times during the fiscal year ended March 31, 1997. The Compensation Committee approves compensation arrangements for senior management and directors, and administers the Company's Equity Incentive Plan.

     The Company does not currently have a Nominating Committee. Nominees for directors of the Company are selected by the full Board of Directors. The Board of Directors will consider nominees recommended by shareholders of the Company. The names and information supporting any such nominee should be sent to Christopher A. Head, Esq., Secretary, Comptek Research, Inc., 2732 Transit Road, Buffalo, NY 14224, who will submit them to the Board of Directors.

                        COMPENSATION AND RELATED MATTER

COMPENSATION OF DIRECTORS

     Employee directors receive no additional compensation for service on the Board of Directors or its Committees. For fiscal year 1997, directors who are not employees received an annual fee of $10,000, payable in quarterly installments of $2,500. In addition, each non-employee director receives a fee of: (i) $1,000 per Board of Directors meeting attended up to an annual maximum of $6,000; and (ii) $1,000 per committee meeting attended (on other than a Board meeting date) up to an annual maximum of $4,000. A director may irrevocably defer all or part of his compensation to selected later years, to be paid with interest, at a rate equal to that of M & T Bank's one-year certificate of deposit rate, as updated each April.

     Each non-employee director is automatically granted a non-statutory option to purchase 10,000 shares of the Company's common stock at 100% of fair market value as of the date of the director's election, appointment, or designation as a non-employee director. In addition, each nonemployee director, effective five business days after each Annual Meeting, is automatically granted a non-statutory option to purchase 1,000 shares of the Company's common stock at 100% of fair market value as of the date of grant.

     John R. Cummings, a founder of the Company who retired as the Company's president and chief executive officer effective at the end of fiscal 1996, served as the non-executive Chairman of the Board of Directors for fiscal year 1997. As a result, Dr. Cummings's employment agreement dated April 1, 1994, and continuing through March 31, 1999, was amended to provide for his retirement from executive management and termination of employment. The amendment further provides for his continued service to the Board of Directors and his agreement not to compete with the Company. Dr. Cummings was paid a salary of $135,000 for his services to the Board of Directors for fiscal year 1997 in addition to director's fees.

     Effective April 1, 1997, Dr. Cummings retired from the position of Chairman of the Board and is no longer paid a salary by the Company. In addition to such salary, in consideration for his non-competition with the Company through March 31, 1998, the Company has paid or will pay to Dr. Cummings $50,000 in 1996, $190,000 in 1997 and $104,000 in 1998.

EXECUTIVE COMPENSATION

     The following table contains information for the fiscal years ended March 31, 1997, 1996, and 1995, concerning the compensation received by the Company's Chief Executive Officer and the other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 for the fiscal year ended March 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
--------------------------------------------------------------------------------------------------------------------------
                                                                                                                     ALL
                                                                                        SECURITIES                  OTHER
                                                                      OTHER ANNUAL      UNDERLYING      LTIP       COMPEN-
                                FISCAL      SALARY       BONUS        COMPENSATION       OPTIONS      PAYOUTS       SATION
NAME AND PRINCIPAL POSITION      YEAR        ($)          ($)             ($)              (#)          ($)         ($)(1)
----------------------------    ------     --------     --------     --------------     ---------     --------     --------
JOHN J. SCIUTO                   1997      190,000      100,000          33,997(2)(4)    133,074(11)   17,500(3)     3,762
President and CEO                1996      162,586       62,720 (3)       1,048(4)        23,074(5)        --        2,136
                                 1995      156,304       53,030 (3)          --               --           --        2,165
CHRISTOPHER A. HEAD              1997      125,008       25,000 (6)          --           27,040(11)   27,500(3)     4,081
Executive Vice President,        1996      125,008       19,250 (7)       4,237(8)        16,700(5)        --       13,636(10)
General counsel and              1995      121,050       47,000 (6)         900(9)            --           --        2,792
Secretary
JAMES D. MORGAN                  1997      103,210       20,000              --            6,900(11)       --        2,271
Vice President and Chief         1996      103,210           --              --            6,900(5)        --        2,271
Scientist                        1995      106,782           --              --               --           --        2,349

---------------

  (1) Amounts contributed by the Company under the Retirement Savings Plan as matching and annual contributions based upon the individual's level of participation in the Plan as described below under "Retirement Savings Plan."
  (2) In connection with the purchase of 43,683 shares of the Company's common stock, Comptek
      Federal Systems, Inc., a subsidiary of the Company, provided John J. Sciuto a low interest loan in the amount of $218,415. The listed amount represents a gross-up of
      $25,000 representing anticipated federal and state tax liability associated with the portion of Mr. Sciuto's incentive compensation applied to the repayment of the loan.
      Such gross-up is provided by the Company in consideration of Mr. Sciuto's commitment to apply at least fifty percent of any bonus earned to the repayment of the loan. Also included is $7,242 representing the difference between the interest paid and the amount which would have been paid had the loan carried a market interest rate.
  (3) The amount indicated reflects a one-time termination payout under a discontinued
      long-term incentive plan as described below under Compensation Committee Report on
      Executive Compensation.
  (4) In connection with the exercise of an incentive stock option to acquire 5,405 shares of common stock, the Company provided John J. Sciuto an interest free loan in the amounts of $21,278 to reimburse him for alternative minimum tax incurred in the transaction in exchange for his agreement not to sell the shares acquired prior to July 19, 1997. The loan was provided pursuant to the terms of the Company's 1992 Equity Incentive Plan.
      The listed amount represents imputed interest of $1,755 for fiscal 1997 and $1,048 for fiscal 1996 which would have been paid had the loan carried a market interest rate.
  (5) Stock options granted under the Company's Equity Incentive Plan in June 1995 and subsequently canceled in exchange for new options issued in July 1996 and included in the fiscal year 1997 listed amounts.
  (6) Twenty-five percent of such annual bonus was paid by the Company in stock of the
      Company at fair market value in lieu of cash.
  (7) Fifty percent of such annual bonus was paid by the Company in stock of the Company at fair market value in lieu of cash.
  (8) Tax gross-up paid by the Company with respect to bonus paid in stock pursuant to compensation arrangement under the Company's 1992 Equity Incentive Plan whereby the
      Company provides a gross-up equal to anticipated federal and state tax liability on the share of stock paid, provided that the participant irrevocably elects, at least six (6)
      months prior to the end of the fiscal year, to receive fifty percent or more of such annual bonus in share of the Company's stock.
  (9) In connection with the exercise of an incentive stock option to acquire 2,500 shares of common stock, the Company provided Christopher A. Head an interest-free loan in the amount of $10,000 to reimburse him for alternative minimum tax incurred in the transaction in exchange for his agreement not to sell the shares acquired prior to May
      7, 1995. The loan was provided pursuant to the terms of the Company's 1992 Equity
      Incentive Plan and was extinguished by the Company as of May 1995. The listed amount represents the amount of interest which would have been paid had the loan carried a market interest rate.
 (10) Includes $10,000 representing cancellation of the loan referred to in note (9).
 (11) Includes options which were issued as replacement options at a new lower price in exchange for the surrender of older higher priced options ("repriced options") as discussed below under "Compensation Committee Report on Executive Compensation." Mr.
      Sciuto received 33,074 repriced options in fiscal 1997; all of the options reported for
      Mr. Head and Mr. Morgan for fiscal 1997 were repriced options (See also "10-year
      Option/SAR Repricing" below).

INCENTIVE COMPENSATION PLAN

     Company officers and certain other key personnel participate in an incentive compensation arrangement based on predetermined corporate and individual goals, including revenue, profit, project completion and contract award levels established at the beginning of each fiscal year.

     The base amount of an individual's incentive compensation potential is established annually. Officers' incentive compensation levels are established by the Compensation Committee of the Board of Directors and are approved by the Board of Directors. Directors, as such, are not eligible to participate in the Plan. Amounts paid to the named Executive Officers are set forth in the Summary Compensation Table.

   STOCK OPTIONS/STOCK APPRECIATION RIGHTS (SARS) GRANTS IN FISCAL YEAR 1997
                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                                                                    POTENTIAL
                                                                                                   REALIZABLE
                                                                                                VALUE OF ASSUMED
                                                                                                  ANNUAL RATES
                                                                                                    OF STOCK
                                                         INDIVIDUAL GRANTS                     PRICE APPRECIATION
                                                                                                 FOR OPTION TERM
                              ------------------------------------------------------------------------------------
                                               PERCENT OF
                                             TOTAL OPTIONS/
                               OPTIONS       SAR GRANTED TO     EXERCISE OR
                              GRANTED(1)      EMPLOYEES IN      BASE PRICE      EXPIRATION
             NAME                (#)          FISCAL YEAR        ($/SHARE)         DATE         5%(4)      10%(4)
------------------------------------------------------------------------------------------------------------------
    John J. Sciuto              50,000(2)         43.9%           $ 5.50        04/02/2006     152,000     374,500
                                50,000(2)                         $ 5.50        06/20/2006     152,000     374,500
                                33,074(3)                         $ 5.625       07/26/2006     102,576     252,639
------------------------------------------------------------------------------------------------------------------
    Christopher A. Head         27,040(3)          8.9%           $ 5.625       07/26/2006      83,862     206,548
------------------------------------------------------------------------------------------------------------------
    James D. Morgan              6,900(3)          2.3%           $ 5.625       07/26/2006      21,400      52,706

---------------

(1) Options to purchase shares of common stock granted under the Company's 1992 Equity Incentive Plan. No SAR's were granted during the last fiscal year.

(2) Options are exercisable starting one year after grant date, with 1/5 of the options becoming exercisable on each successive anniversary date, with full exercisability occurring on the fifth anniversary date. Such options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(3) Options issued at market price of common shares on date of grant in exchange for the surrender of a like number of higher priced options. Options are exercisable starting one year after grant date, with 1/3 of the options becoming exercisable on each successive anniversary date, with full exercisability occurring on the third anniversary date. Such options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(4) The dollar amounts in these columns were calculated using an assumed annual compounded growth over the term of the option of 5% and 10%, respectively. Use of this model should not be viewed in any way as a forecast of the future performance of the Company's stock, which will be determined by future events and unknown factors. The closing price of the Common Stock on the American Stock Exchange on March 31, 1997, was $5.75.

STOCK OPTIONS/SARS EXERCISED IN FISCAL 1997 AND YEAR-END VALUES

     The following table reflects the number of stock options and SARs exercised by the named executive officers in 1997, the total gain realized upon exercise, the number of stock options held at the end of the year, and the realizable gain of the stock options that are "in-the-money." In-the-money stock options and SARs are stock options or SARs with exercise prices that are below the year-end stock price because the stock value grew since the date of the grant.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                # OF SECURITIES
                                                                   UNDERLYING                VALUE OF
                                                                  UNEXERCISED              UNEXERCISED,
                                                                OPTIONS/SARS AT        IN-THE-MONEY OPTIONS
                                                                     FISCAL               AT FISCAL YEAR
                                                                    YEAR-END                  END(2)
                                SHARES                        --------------------     --------------------
                              ACQUIRED ON        VALUE        EXERCIS-     UNEXER-     EXERCIS-     UNEXER-
                               EXERCISE       REALIZED(1)       ABLE       CISABLE       ABLE       CISABLE
             NAME                 (#)             ($)           (#)          (#)         ($)          ($)
-----------------------------------------------------------------------------------------------------------
    John J. Sciuto                 --              --          18,595      133,074      30,217      29,134
-----------------------------------------------------------------------------------------------------------
    Christopher A. Head            --              --          39,250      27,040       77,125       3,380
-----------------------------------------------------------------------------------------------------------
    James D. Morgan                --              --              --       6,900           --         863

---------------

(1) Based upon the difference between the closing price of the Common Stock on the American Stock Exchange on the date or dates of exercise and the exercise price or prices for the stock options.

(2) Based upon the closing price of the Common Stock on the American Stock Exchange on March 31, 1997, of $5.75 per share.

10-YEAR OPTION/SAR REPRICING

     The following table sets forth information on stock options previously awarded during the last ten fiscal years to executive officers (including previous executive officers no longer employed by the Company), where the exercise price was reduced by the Company through the cancellation of such options and the grant of new replacement options for an identical number of shares. The replacement options received in fiscal 1997 are also listed in the previous table captioned "Option/SAR Grants in the Last Fiscal Year".

                           STOCK OPTION REPRICING(1)

                                                                                                                LENGTH OF
                                          NUMBER OF                                                              ORIGINAL
                                          SECURITIES      MARKET PRICE                                         OPTION TERM
                                          UNDERLYING      OF STOCK AT      EXERCISE PRICE                      REMAINING AT
                                         OPTIONS/SARS       TIME OF          AT TIME OF                          DATE OF
                                         REPRICED OR      REPRICING OR      REPRICING OR      NEW EXERCISE     REPRICING OR
           NAME               DATE         AMENDED         AMENDMENT         AMENDMENT           PRICE          AMENDMENT
------------------------------------------------------------------------------------------------------------------------------
    John J. Sciuto          04/14/89        20,000            3.25              4.00              3.25            88 mos.
                                             8,000            3.25              5.938             3.25           101 mos.
                            07/26/96        10,000            5.625            15.375             5.625           81 mos.
                                            21,800            5.625            16.00              5.625          106 mos.
                                             1,274            5.625            17.75              5.625          109 mos.
------------------------------------------------------------------------------------------------------------------------------
    Christopher A. Head     04/14/89         2,500            3.25              4.875             3.25            65 mos.
                                             5,000            3.25              5.375             3.25            72 mos.
                                             5,000            3.25              3.375             3.25            84 mos.
                                            10,000            3.25              4.875             3.25           108 mos.
                             7/26/96        10,000            5.625            15.375             5.625           81 mos.
                                               340            5.625            14.00              5.625           83 mos.
                                            16,700            5.625            16.00              5.625          106 mos.
------------------------------------------------------------------------------------------------------------------------------
    Laura L. Benedetti       7/26/96         6,000            5.625            15.375             5.625           81 mos.
                                             4,600            5.625            15.375             5.625          106 mos.
------------------------------------------------------------------------------------------------------------------------------
    James D. Morgan          7/26/96         6,900            5.625            16.00              5.625          106 mos.
------------------------------------------------------------------------------------------------------------------------------
    TERMINATED OFFICERS
------------------------------------------------------------------------------------------------------------------------------
    Jack E. Wagner          04/14/89         5,000            3.25              4.50              3.25            60 mos.
                                            10,000            3.25              5.375             3.25            72 mos.
                                            20,000            3.25              3.375             3.25            84 mos.
                                            15,000            3.25              5.938             3.25           101 mos.
                                            50,000            3.25              4.875             3.25           108 mos.
------------------------------------------------------------------------------------------------------------------------------
    Kenneth E. Lanham       04/14/89         6,000            3.25              7.75              3.25            89 mos.
                                            30,000            3.25              4.875             3.25           108 mos.
------------------------------------------------------------------------------------------------------------------------------
    Thomas C. Kingston      04/14/89         3,000            3.25              4.875             3.25            65 mos.

---------------

(1) The Company has twice engaged in a repricing exchange: in July 1996 and in April 1989. The number of options and the prices listed below for the April 1989 repricing exchange have been adjusted to reflect a two-for-one stock split which was effective May 15, 1992.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  ROLE OF THE COMPENSATION COMMITTEE

     Each year the Compensation Committee, which is comprised entirely of outside directors, evaluates and establishes the compensation arrangements for executive officers, including a review and approval of annual salaries, annual and long-term incentive plan awards, standards of performance for new awards, payouts from past awards, and program participation and design. The Compensation Committee also administers the Company's Equity Incentive Plan for all participants. In evaluating compensation for executive officers, the Committee has from time to time retained the services of independent compensation experts, reviewed industry available data and surveys, and received recommendations from management and the Company's Human Resources Department regarding overall compensation plans and structures.

  EXECUTIVE COMPENSATION PHILOSOPHY

     The fundamental objective of the Company's Executive Compensation Program is two-fold: namely, to attract and retain highly competent and motivated individuals by providing a compensation package which is industry competitive and to emphasize a reward system which is based upon the individual's contribution to the overall success and performance of the Company. The Committee applies the following guiding principles in establishing compensation levels for executives: (1) Incentives should represent a strong portion of the Company's Executive Compensation Program; (2) Salary should be reasonable in reference to position responsibilities and industry norms; (3) Fixed costs should be controlled while encouraging performance-based variable costs which link to the financial results of the Company; and (4) The Executive Officers should have significant equity ownership opportunities. It is the Committee's belief that this approach will allow for a linking of compensation with shareholder value and serve to attract and retain qualified individuals capable of producing superior results. With reference to these principles, the Compensation Committee for fiscal year 1997 (April 1, 1996 through March 31,
1997), conducted a review and evaluation of the overall executive compensation program applicable to the executive officers named in the Executive Compensation Table and other senior managers.

     Base Compensation. The Committee's approach to base compensation is to offer competitive salaries in comparison with market averages. The Committee makes base compensation decisions in an annual review with input from the CEO, market pay statistics, and nationwide trends of executives in similar positions in companies with similar sales volumes. This information is used as a frame of reference for annual salary adjustments and starting salaries. The Committee considers both the Company's performance (e.g., stock price, return on assets and sales growth v. budget) as well as individual decision-making responsibilities and work performance of each position incumbent. With respect to the CEO, as discussed below, the primary factor is profitability.

     Individual target amount for incentive compensation are based upon compensation survey averages and range between 20% and 50% of the individual's base salary.

     Annual Incentive Compensation Plan. The Company uses the Annual Incentive Compensation Plan to serve as an incentive for executive officers and other key employees to accomplish annual Company performance objectives. The performance objectives for the Plan are established at the beginning of the fiscal year subject to modification in the event of a significant operating change. For fiscal year 1997, each incentive compensation plan participant, except the CEO as discussed below, received 25% of his or her incentive compensation payment over $4,000 in shares of the Company's common stock. This resulted in the distribution of approximately 20,000 shares of stock to plan participants.

     Plan performance objectives include overall corporate profitability and performance results of the specific business unit of the Company under a participant's direct control.

     Long-Term Incentive Compensation. The Company traditionally has used stock options under its Equity Incentive Plan to serve as an incentive to executive officers and other key employees based on the Company's stock market value. The grant of stock options under the Plan is subjective, based on perception of the individual's performance, functional responsibility, and position within the Company. Awards are typically considered at the time of the individual's annual performance review or change in responsibilities or position. Effective for fiscal 1996, the Company adopted a three-year stock performance component for long-term incentive compensation. As a result, between 25% to 75% of the participant's annual incentive compensation was assigned to the three-year stock performance feature in lieu of such amount being included in annual incentive compensation. In fiscal 1997, the Compensation Committee revisited the advisability of this approach and determined that the three-year plan should be terminated and funds accrued in the plan from the prior year should be paid out. This change in approach was primarily due to (i) the appointment of a new chief executive officer with direction to focus on improved financial performance in the defense electronics industry and (ii) limitations on allowability and allocability of multi-year plans to annual compensation cost recoverable on government contracts.

     Stock Option Repricing. As a result of the Company's total writedown of its investment in wireless data communications and a renewed focus on the defense electronics industry, the Compensation Committee determined in July 1996 that the exercise price of many stock options previously granted, primarily in 1994 and 1995, were at such high prices compared with then market value that the incentive value of the options had been negated.

     During fiscal 1997 in lieu of granting any additional options to plan participants as part of the annual review process, the Compensation Committee elected to offer to each holder of stock options issued at a strike price of greater than $5.625 the opportunity to exchange such options for new options having a price of $5.625. Such new options are subject to a new three-year vesting schedule. This resulted in the effective repricing of 202,814 options previously granted at prices ranging from $13.125 to $17.75. Except for options issued to John J. Sciuto in connection with his promotion to president and chief executive officer and the repricing discussed above, no other options were granted in fiscal 1997. Also for fiscal 1997, the total cash compensation (salary and annual incentive compensation) of certain individuals who received repriced options was reduced. The grant of repriced options provides an opportunity for such individuals to receive long-term financial benefits in place of current-year cash compensation.

     Stock Ownership Requirements. The Compensation Committee has established minimum stock ownership requirements for its executive officers and certain other senior managers. Specific requirements applicable to the chief executive officer are discussed below under "Fiscal 1997 Chief Executive's Pay." In order for an executive officer and certain other senior managers to be eligible for additional incentive compensation or option grants in future years minimum ownership levels must be achieved and maintained.

  FISCAL 1997 CHIEF EXECUTIVE'S PAY

     The Compensation Committee reviews the compensation of the CEO within the context of published survey data issued by The American Electronics Association, Wyatt Associates, and Towers Perrin providing compensation information for a group of companies similar to the Company in size and business focus. Based upon that analysis, the Committee established a base salary and incentive award targets for John J. Sciuto who was named Chief Executive Officer effective April 1, 1996.

     Effective as of his appointment as president and chief executive officer, the Compensation Committee fixed Mr. Sciuto's base salary at $190,000. The Committee believed that such amount was an appropriate base salary given Mr. Sciuto's background in the defense industry and the renewed focus of the Company in that industry. It is the Committee's belief that the base salary paid Mr. Sciuto is below the industry average for the chief executive officer position for a similar size company. Consistent with the Committee's philosophy of emphasizing incentive compensation, the Committee for fiscal 1997 established a target amount of incentive compensation which would be paid to the chief executive officer and other officers if predetermined earnings were achieved. Based upon earnings of $2,173,000, or $.42 per share, Mr. Sciuto received 100% of his targeted incentive compensation for fiscal 1997. Such earnings are the highest in the Company's history. For fiscal year 1998, the Committee increased Mr. Sciuto's base salary to $228,000, but continued his target bonus at $100,000 and increased his earnings target. Accordingly, notwithstanding the record earnings level achieved in fiscal 1997, no bonus will be paid Mr. Sciuto for fiscal 1998 unless earnings increase over 1997 by an amount established by the Committee. The specific amount of the target bonus and annual increase in earnings target is a subjective determination by the Committee predicated on industry growth rates and bonus levels.

     In connection with Mr. Sciuto's appointment as president and chief executive officer, the Committee granted Mr. Sciuto option on 100,000 shares of stock vesting ratable over a period of five years, 50,000 of which are also subject to the attainment of certain performance objectives. In addition, the Committee required, Mr. Sciuto to acquire and retain a minimum of 50,400 shares of stock of Comptek. In order to facilitate Mr. Sciuto's purchase of 43,683 shares from the Company, the Company's subsidiary loaned to Mr. Sciuto $218,415. This loan, which bears interest at the annual rate of 3.7%, is due and payable on the earlier of July 8, 2001 or ninety days after Mr. Sciuto ceases to be employed by the Company. The loan agreement further provides that a minimum of twenty-five percent of the gross amount of any incentive compensation paid to Mr. Sciuto will be used to pay down the outstanding balance of the loan. If Mr. Sciuto elects to apply at least fifty-percent of such incentive compensation to loan repayment, then the amount applied will be grossed-up to satisfy Mr. Sciuto's anticipated tax liability related to the portion of his incentive compensation applied to re-payment. For fiscal year 1997, Mr. Sciuto applied $50,000 of his incentive compensation award to loan repayment and as a result received an additional $25,000 payment to satisfy anticipated tax liability. Mr. Sciuto's stock purchase and loan arrangement is in lieu of the Company's policy of paying a portion incentive compensation in the form of shares of stock.

  EMPLOYMENT AND SEVERANCE AGREEMENTS

     Each of the executive officers, named in the Summary Compensation Table has entered into an employment agreement with the Company. Under each agreement, in the event of either voluntary or involuntary termination of employment, the Company is obligated to make a termination payment in twelve monthly installments, equal to one year's salary as of the termination date in consideration of the officer's agreement not to compete with the Company during the one-year period.

  COMPANY POSITION ON LIMITATION OF DEDUCTIBILITY OF EXECUTIVE PAY

     Effective as of January 1, 1994, Section 162(m) of the Internal Revenue Code of 1986 (the "Internal Revenue Code") generally denies a deduction to any publicly-held corporation for compensation paid to its chief executive officer and its four highest-paid executive officers to the extent that any such individual's compensation exceeds $1 million, subject to certain exceptions, including one for "performance-based compensation." Compensation paid to such executive officers of the Company for fiscal year 1997 is expected to be tax-deductible since no such amount exceeds the $1 million limit. Under Section 162(m) of the Internal Revenue Code and the regulations and transition rules issued by the Internal Revenue Service, it is highly unlikely that any one of the Company's executive officers will receive compensation in the current fiscal year that is nondeductible under Section 162(m). With respect to future years, the Company intends to study the application of Section 162(m) of the Internal Revenue Code to its compensation plans and practices, and will consider possible changes thereto that may be necessary to qualify future compensation paid to its executive officers for deductibility under Section 162(m) of the Internal Revenue Code.

                                            The Compensation Committee of the
                                            Board of Directors

                                                 Joseph A. Alutto
                                                 Patrick J. Martin
                                                 Henry P. Semmelhack

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the past fiscal year, Messrs. Alutto, Martin, and Semmelhack served as members of the Compensation Committee.

     Henry P. Semmelhack was President and Chief Executive Officer of the Company from 1968 to 1983. From 1983 to 1992 he served as a consultant to the Company. Mr. Semmelhack's wife Tricia T. Semmelhack is a partner in the Buffalo, New York, law firm Hodgson, Russ, Andrews, Woods & Goodyear, which firm has in the past and is anticipated may in the future provide legal services to the Company.

     James D. Morgan, an executive officer and director of the Company, is a director and member of the Compensation Committee of Barrister Information Systems Corporation ("Barrister") and as such reviews and approves the compensation paid by Barrister to Henry P. Semmelhack as an executive officer of Barrister.

PERFORMANCE GRAPH

     The Company has elected to substitute a Peer Group in lieu of the American Stock Exchange High Technology Index. This change is being made primarily for two reasons, namely: (i) the Company's stated objective of focusing on the defense industry and (ii) the American Stock Exchange's discontinuation of the American Stock Exchange High Technology Index.

     The graph below compares the cumulative total shareholder return on the common shares of the Company for the last five fiscal years with the cumulative total return on the Standard & Poors 500 Index, and the Peer Group Index over the same period (assuming the investment of $100 in the Company's common shares, the Standard & Poors 500 Index, the Peer Group Index, and the reinvestment of all dividends.)

     The Peer Group consists of Analysis & Technology, Inc., VSE Corporation, Diagnostic/Retrieval Systems, Inc., The Titan Corporation, GRC International, Inc., BTG, Inc., TechSym Corporation.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
               AMONG COMPTEK RESEARCH, INC., THE S & P 500 INDEX
                                AND A PEER GROUP

MEASUREMENT PERIOD
(FISCAL YEAR COVERED)        COMPTEK RESCH, INC.     PEER GROUP         S & P 500
3/92                                100                  100               100
3/93                                 87                  134               115
3/94                                101                  192               117
3/95                                 70                  227               135
3/96                                 27                  361               179
3/97                                 30                  234               214

* $100 INVESTED ON 03/31/92 IN STOCK OR INDEX--
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING MARCH 31.

EMPLOYMENT CONTRACTS

     The Company currently has employment contracts with certain of its executive officers and other key employees. Messrs. Sciuto, Head, and Morgan have entered into five-year employment agreements with the Company, terminating in 1997, 1997, and 1999, respectively. Annual salaries payable under such contracts as of June 1, 1997, are as follows: John J. Sciuto, $228,000; Christopher A. Head, $130,000; and James D. Morgan, $110,000. Under each agreement, in the event of either voluntary or involuntary termination of employment, the Company is obligated to make a termination payment in twelve monthly installments, equal to one year's salary as of the termination date in consideration of the officer's agreement not to compete with the Company during the one-year period.

RETIREMENT SAVINGS PLAN

     The Company established a defined contribution plan known as the Comptek Research Retirement Savings Plan effective June 1, 1985. This Plan is intended to meet the requirements of Section 401(k) of the Code.

     Each full-time regular employee is eligible to join the Plan on his or her date of hire. Each other employee is eligible upon completion of one year of service in which such employee has been credited with at least 1,000 hours of service on or upon a change in status to full-time, regular employee. At April 1, 1997, there were 599 Participants.

     Currently under the Plan, the Company will make an automatic contribution equal to 1% of gross pay at the end of each fiscal year to the individual account of each eligible employee. To be eligible for the automatic contribution, an employee must have been continuously employed on a full-time basis for the entire fiscal year. In addition, the Plan provides for a Company match of $.30 on the first 4% of pay contributed to the Plan by a participant.

     A Participant at all times is 100% vested in his contributions and contributions made by the Company. Distributions are made under the Plan only upon retirement, death, disability, separation from service or in the case of certain hardships. There is also a loan provision in the Plan.

     All contributions under the Plan are placed into individual accounts for each Participant. For the year ended March 31, 1997, the Company contributed a total of $545,236 for all employees, including Executive Officers. The Company's contributions for the last fiscal year for the named Executive Officers is included in the "Summary Compensation Table."

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

     The Company, pursuant to its by-laws, indemnifies its directors, officers, benefit plan trustees, other fiduciaries and employees as permitted by law in connection with proceedings which might be instituted against them by reason of their service for or on behalf of the Company. The Company has purchased directors' and officers' liability insurance which provides indemnification for the Company and its directors and officers. The current policy, issued by the Chubb Group, is effective for the period of April 1, 1997, through March 31, 1999, at an annual premium of $55,000.

CERTAIN TRANSACTIONS

     In connection with the Company's acquisition of Advanced Systems Development, Inc. ("ASDI") in March 1996, the Company entered into a three-year lease agreement covering approximately 23,000 square feet of operating and office facilities in East Elmhurst, New York at an annual net rent of $140,000. The facilities are owned by Advanced Systems Realty Company, a New York partnership owned by Michael Gross and Nichan Tchorbajian, former principal shareholders of ASDI. Messrs. Gross and Tchorbajian are employees and officers of the Company's subsidiary, Comptek Federal Systems, Inc., and as of June 7, 1997, own 3.92% and 5.81% of the Company's common stock, respectively. The Company believes that the terms of this lease reflect current market conditions in that location.

     On July 9, 1996, Comptek Federal Systems, Inc., a subsidiary of the Company, loaned to John J. Sciuto, the Company's president and chief executive officer, $218,415. This loan was provided to Mr. Sciuto to facilitate his purchase of 43,683 shares of the Company. The loan carries an annual interest rate of 3.7% and provides for repayment by July 8, 2001, or within ninety days after he leaves the Company's employ. The loan agreement provides that Mr. Sciuto will apply at least twenty-five percent of any incentive compensation to the repayment of the loan. The loan agreement further provides that if Mr. Sciuto applies at least fifty percent of such incentive compensation to loan repayment, then the amount applied will be grossed-up to satisfy Mr. Sciuto's anticipated tax liability related to the portion of his incentive compensation applied to repayment. For fiscal year 1997, Mr. Sciuto applied $50,000 of his incentive compensation award to loan repayment and as a result received an additional $25,000 payment to satisfy anticipated tax liability.

     During the fiscal year ended March 31, 1997, the Company retained, and in the future anticipates retaining, the Buffalo, New York, law firm of Hodgson, Russ, Andrews, Woods and Goodyear to perform certain legal services. Director Henry P. Semmelhack's wife, Tricia T. Semmelhack, is a partner in such law firm.

     Joseph F. Sciuto, Vice President of Business Development for Comptek Federal Systems, Inc., is the brother of John J. Sciuto, Chief Executive Officer of the Company. Joseph F. Sciuto, who holds a Ph.D. in computer information systems, has held similar positions with Contel and GTE during his 27 years of involvement within the defense establishment. Dr. Sciuto is responsible for the development and implementation of Comptek Federal Systems' marketing and business development plans. For the fiscal year ended March 31, 1997, he was paid a salary and bonus of $116,097.

COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during April 1, 1996, through March 31, 1997, all filing requirements applicable to its officers, directors, and greater-than-ten-percent beneficial owners were met.

                                 PROPOSAL NO. 2

                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Finance and Audit Committee, has selected KPMG Peat Marwick ("Peat Marwick"), independent public accountants, to audit the financial statements of the Company for the fiscal year ending March 31, 1997. Peat Marwick has audited the Company's financial statements for each of the Company's fiscal years since the Company's formation in 1968. One or more representatives of Peat Marwick will be present at the Annual Meeting and will have the opportunity to make a statement and/or respond to appropriate questions that may be raised by shareholders.

                               OTHER INFORMATION

SHAREHOLDERS' PROPOSALS FOR FISCAL 1998 ANNUAL MEETING

     Shareholders may submit proposals appropriate for shareholder action at the Company's Annual Meetings consistent with regulations adopted by the Securities and Exchange Commission. For such proposals to be considered for inclusion in the proxy statement and formal proxy for the 1998 Annual Meeting, they must be received by the Company no later than February 25, 1998. Proposals should be directed to Christopher A. Head, Esq., Secretary, Comptek Research, Inc., 2732 Transit Road, Buffalo, New York 14224.

OTHER BUSINESS

     As of the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Annual Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the accompanying form of proxy, based upon the discretionary authority granted in such proxy, to vote the proxy on such matters in accordance with their judgment.

     A COPY OF THE COMPANY'S FISCAL 1997 ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WILL BE AVAILABLE AFTER JUNE 30, 1997, AND PROVIDED WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST DIRECTED TO THE SECRETARY, COMPTEK RESEARCH, INC., 2732 TRANSIT ROAD, BUFFALO, NEW YORK 14224.

By the Order of the Board of Directors,

CHRISTOPHER A. HEAD
Secretary

Dated: June 26, 1997

[COMPTEK RESEARCH INC. LOGO]

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF SHAREHOLDERS, JULY 25, 1997

The undersigned hereby appoints CHRISTOPHER A. HEAD and LAURA L. BENEDETTI as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Comptek Research, Inc., held of record by the undersigned on June 6, 1997, at the Annual Meeting of Shareholders to be held on July 25, 1997, or any adjournments thereof, upon the matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

THE PROXY WILL BE VOTED FOR ELECTION OF THE DIRECTORS AND FOR ALL OTHER ITEMS LISTED ON THE REVERSE SIDE UNLESS A CONTRARY INSTRUCTION IS GIVEN.

PLEASE FILL IN, DATE, AND SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING
ENVELOPE.

                                                                I plan to attend
                                                                    the meeting.
                                                                         [  ]


-------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES IN ITEM 1 AND FOR ITEM 2.
--------------------------------------------------------------------------------
ITEM 1--ELECTION OF THREE CLASS I DIRECTORS for a two-year term expiring at the 1999 Annual Meeting: JAMES D. MORGAN, JOHN J. SCIUTO, HENRY P. SEMMELHACK.

FOR all nominees listed             WITHHOLD AUTHORITY             __________________________
above (except as marked             to vote for all nominees
to the contrary at right).          listed above.                  __________________________

                                                                   __________________________
        [ ]                              [ ]
                                                                   __________________________

--------------------------------------------------------------------------------
ITEM 2---RATIFICATION OF SELECTION OF KPMG PEAT MARWICK, independent accountants, as auditors for the Company for the Fiscal Year ending March 31, 1998.

         FOR                 AGAINST                        ABSTAIN

         [ ]                   [ ]                            [ ]
--------------------------------------------------------------------------------

     COMMENTS/ADDRESS CHANGE              [  ]
     Please mark this box if you have
     an address change and mark change
     on mailing label.

     RECEIPT IS HEREBY ACKNOWLEDGED OF THE
     COMPTEK RESEARCH, INC. NOTICE OF
     MEETING AND PROXY STATEMENT.


         Signature(s) ____________________________

                      ____________________________

                      ____________________________

         Date:        ____________________________

-------------------------------------------------------------------------------

             ------------------------------------------------------
             "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING
                        EQUIPMENT WILL RECORD YOUR VOTES"
             ------------------------------------------------------


NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.